IDX Funds 485BPOS

Exhibit 99(p)(1)

Exhibit B

CODE OF ETHICS

I.	Purpose of the Code of Ethics

This code is based on the principle that you, as an access person of IDX Funds (the “Trust”), will conduct your personal investment activities in accordance with:

●	the duty at all times to place the interests of each Investment Company’s shareholders first;

●	the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	the fundamental standard that Trust personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the Trust has adopted this Code of Ethics (the “Code”) to specify a code of conduct for certain types of personal securities transactions which may involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

II.	Legal Requirement

Pursuant to Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person, in connection with the purchase or sale, directly or indirectly, by the Access Person of a security “held or to be acquired” by a Fund to:

●	employ any device, scheme or artifice to defraud a Fund;

●	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they were made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit on a Fund; or

●	engage in any manipulative practice with respect to a Fund.

III.	Definitions - All definitions shall have the same meaning as explained in Section 2(a) of the 1940 Act and are summarized below.

1940 Act – Investment Company Act of 1940, as amended.

Access Person – Any trustee, director, officer, general partner, registered person or employee of the Trust or an investment adviser (or of any company in a control relationship with the Trust or an investment adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

For purposes of this Code of Ethics, an “Access Person” does not include any person who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the Code of Ethics adopted by a Fund’s investment adviser or principal underwriter in compliance with Rule 17j-1 under the 1940 Act, Rule 204A-2 of the Advisers Act or Section 15(f) of the Exchange Act, as applicable.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial ownership shall have the same meaning as that set forth in Rule 16a-1(a)(2) of the Exchange Act.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Exchange Act – Securities Exchange Act of 1934, as amended.

Exchange Traded Fund – means an open-end registered investment company that is not a unit investment trust, and that operates pursuant to an order from the SEC exempting it from certain provisions of the 1940 Act permitting it to issue securities that trade on the secondary market. Examples of open-end exchange-traded funds include, but are not limited to: Select Sector SPDR; iShares; PowerShares, etc.

Exempt Transactions shall mean:

●	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

●	purchases and sales of Securities which are not eligible for purchase or sale by a Fund;

●	purchases which are part of an automatic dividend reinvestment plan or retirement/investment plan (e.g., 401(k) or other periodic investment plan); and

●	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Fund – each Investment Company that is a series of IDX Funds.

Investment Company – A company registered as such under the 1940 Act and for which the

Investment Personnel – (a) employees of the Trust, the Advisers, the Sub-Advisers and/or the Underwriter who participate in making investment recommendations to a Fund; and (b) persons in a control relationship with the Trust or an adviser who obtain information about investment recommendations made to a Fund.

Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $3 billion.

Covered Security means anything that is considered a “security” under the Investment Company Act of 1940, including most kinds of investment instruments, including:

●	stocks and bonds;

●	shares of exchange traded funds (commonly referred to as ETFs);

●	shares of closed-end investment companies;

●	options on securities, on indexes and on currencies;

●	investments in all kinds of limited partnerships;

●	investments in unit investment trusts;

●	investments in private investment funds, hedge funds, private equity funds, venture capital funds and investment clubs; and

●	investments in non-U.S. unit trusts and non-U.S. mutual funds.

The term “Covered Security” does not include:

●	direct obligations of the U.S. Government;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements; and

●	shares of open-end investment companies that are registered under the 1940 Act (mutual funds and exchange-traded managed funds), other than shares of a Fund.

Security being considered for purchase or sale – when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Security held or to be acquired – means: (1) any Security which, within the most recent 15 days: (a) is or has been held by the Trust; or (b) is being or has been considered by the Trust or its investment advisor for purchase by the Trust; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Security that is held or to be acquired by the Trust.

Underwriter – means the distributor to the Fund.

IV.	Policies of the Trust Regarding Personal Securities Transactions

►	General

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

►	Specific Policies

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

●	is being considered for purchase or sale by a Fund, or

●	is being purchased or sold by a Fund.

►	Pre-approval of Investments in IPOs and Limited Offerings

Investment Personnel must obtain approval from the Trust CCO or the Adviser before directly or indirectly acquiring beneficial ownership in any Covered Securities in an initial public offering or in a private placement or other limited offering.

►	Pre-Clearance

All Access Persons must pre-clear all purchases and sales of Covered Securities, except that Access Persons do not have to pre-clear Exempt Transactions or:

i.	a purchase of equity securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value all of the Access Person’s purchases of equity securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000;

ii.	a sale of equity securities of a Large Cap Issuer, if the value of such sale, together with the value all of your sales of equity securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed $50,000;

iii.	a purchase of investment grade, non-convertible debt securities, if the value of such purchase, together with the value all of the Access Person’s purchases of investment grade, non-convertible debt securities of the same issuer in the previous six (6) calendar days, would not exceed $50,000;

iv.	a sale of investment grade, non-convertible debt securities, if the value of such sale, together with the value all of the Access Person’s sales of investment grade, non-convertible debt securities of the same issuer in the previous six (6) calendar days, would not exceed $50,000;

v.	a purchase of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such purchase together with the notional value of all such purchases with respect to a given currency in the previous six (6) calendar days would not exceed $50,000;

vi.	a sale of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such sale together with the notional value of all such sales with respect to a given currency in the previous six (6) calendar days would not exceed $50,000;

vii.	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, or automatic dividend reinvestment, or the termination of a unit investment trust; or

viii.	a transaction pursuant to a mandatory tender offer or bond call that is applicable pro rata to all stockholders or bond holders, respectively.

The exemptions from pre-clearance in clauses (i) through (vi) above do not apply to trading in any Covered Security that is placed on a restricted list pursuant to any policies or procedures adopted by the Trust. Further, the Trust’s CCO may suspend an Access Person’s ability to rely on the exemptions from pre-clearance in clauses (i) through (vi) if he or she concludes that the Access Person has engaged in excessive personal trading or that pre-clearance by the Access Person is otherwise warranted.

The Access Person is responsible for determining if an issuer is a Large Cap Issuer; the Access Person may consult an appropriate Internet website for this purpose.

An Access Person will not receive pre-clearance of a transaction for any Covered Security at a time when the Trust’s CCO or Chief Legal Officer believes circumstances warrant prohibiting a transaction in a particular Covered Security. This may include when there is a pending buy or sell order for the same Covered Security for the Trust. Remember that the term “Covered Security” is broadly defined. For example, an option on a Covered Security is itself a Covered Security, and the purchase, sale and exercise of the option is subject to preclearance. A pre-clearance approval normally is valid only for the time period it is given (typically two days).

V.	Reporting Procedures

The Trust’s CCO shall notify each person (normally in January of each year) considered to be an Access Person of the Trust that he/she is subject to the reporting requirements detailed in Sections (a), (b) and (c) below and shall deliver a copy of this Code to such Access Person.

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed, every Access Person of the Trust must report to the Trust the following:

a) Initial Holdings Reports. Every Access Person must report on Schedule 1, attached hereto, or an equivalent process approved by the Trust CCO, no later than 10 days after becoming an Access Person, the following information:

●	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

●	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	the date that the report is submitted by the Access Person.

This information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

b) Quarterly Transaction Reports. Every Access Person must report on Schedule 2, attached hereto, or an equivalent process approved by the Trust CCO, no later than 30 days after the end of a calendar quarter, the following information with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

●	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	the price of the Covered Security at which the transaction was effected;

●	the name of the broker, dealer or bank with or through whom the transaction was effected; and

●	the date that the report is submitted by the Access Person.

Furthermore, an Access Person need not make a quarterly transaction report under Section V. b) of this Code of Ethics with respect to transactions effected pursuant to an Automatic Investment Plan.

With respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person, each Access Person must report on Schedule 2, attached hereto, or an equivalent process approved by the Trust CCO, no later than 30 days after the end of a calendar quarter the following information:

●	the name of the broker, dealer or bank with whom the Access Person established the account;

●	the date the account was established; and

●	the date that the report is submitted by the Access Person.

c)   Annual Holdings Reports. Every Access Person must report on Schedule 3, attached hereto, or an equivalent process approved by the Trust CCO, annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

●	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

●	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

●	the date that the report is submitted by the Access Person.

Exceptions from Reporting Requirements. Any Trustee who is not an Interested Trustee of the Trust and who would be required to make a report solely by reason of being a Trustee, need not make a report under Sections V. a). V. b) or V. C) of this Code of Ethics unless the Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a Trustee should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, a Fund purchased or sold the Covered Security, or a Fund or a Fund’s investment adviser considered purchasing or selling the Covered Security.

These exceptions do not preclude a Trustee from reporting any holdings or transactions in shares of the Fund in the reports under Sections V. a). V. b) or V. C) of this Code of Ethics.

VI.       Review of Reports

The Trust’s CCO shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate, comparing the reports with this Code, and reporting to the Trust’s Board of Trustees any violations of the reporting requirements stated herein.

The Trust’s Board of Trustees shall review any reports made to them hereunder and shall determine whether the policies established in Sections IV and V of this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator or termination of the violator’s license with the Underwriter, or the unwinding of the transaction and the disgorgement of any profits.

The Trust’s CCO shall review the operation of this Code at least annually and report to the Trust’s Board of Trustees. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the Trust’s Board of Trustees.

VII.       Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached hereto as Schedule 4.

Schedule 1

INITIAL HOLDINGS
REPORT

To:	The CCO of IDX Funds (the “Trust”)

At the time I became an Access Person, I had a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Code of Ethics of the Trust:

Security	Number of Shares	Principal

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above. I understand that this information must be reported no later than ten (10) days after I became an Access Person.

Print Name

Signature

Date

Schedule 2

QUARTERLY TRANSACTION REPORT

For the Calendar Quarter Ended [date]

To:	The CCO of IDX Funds (the “Trust”)

A.	Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Trust. I understand that this information must be reported no later than 30 days after the end of the calendar quarter.

Title of Security	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Interest Rate and Maturity Date (if applicable)	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

* Transactions that are asterisked indicate transactions in a security where I knew at the time of the transaction or, in the ordinary course of fulfilling my official duties as a trustee or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security was purchased or sold, or such security was being considered for purchase or sale by a Fund.

If there were no reportable securities transactions during the calendar quarter, initial here: _____.

B.	New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established:

C.	Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Print Name

Signature

Date

Schedule 3

ANNUAL HOLDINGS REPORT

For the period: January 1, 20 _ – December 31, 20 _

To:	The CCO of IDX Funds (the “Trust”)

As of the period referred to above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Code of Ethics of the Trust:

Security	Number of Shares	Principal Amount

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Print Name

Signature

Date

Schedule 4

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of the IDX Funds (the “Trust”), the undersigned hereby certifies as follows:

1.	I have read the Trust’s Code of Ethics.

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

3.	Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Print Name

Signature

Date